Exhibit 16.1

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

January 7, 2008

Mr. Scott Parliament
Chief Financial Officer
InferX Corporation
1600 International Drive
Suite 110
McLean, VA 22102

Dear Mr. Parliament:

Effective January 1, 2008, Michael Pollack CPA, LLC (“Pollack”) has merged into the accounting firm of KBL, LLP (“KBL”). As a result of this transaction, the client-auditor relationship between InferX Corporation and Pollack, an independent registered public accounting firm has ceased.

Sincerely,

/s/ Michael Pollack CPA, LLC
MICHAEL POLLACK CPA, LLC

Cc:	PCAOB Letter File Office of the Chief Accountant Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549-7561